Exhibit 10.19

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LICENSE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

This License Agreement (the “Agreement”) is made and executed on this 24th day of March 2019 (the “Effective Date”) at New Delhi by and between:

Blade Urban Air Mobility, Inc., a Delaware corporation, located at 499 E.34th Street, New York, NY-10016 (“Licensor”) through its authorized signatory Rob Wiesenthal (which term and expression unless repugnant to the subject, context or meaning thereof be deemed to mean and include its successor(s) and permitted assign(s));

AND

FlyBlade (India) Private Limited, a company incorporated under the provisions of Companies Act, 2013, having its registered office at 5th Floor, Huda City Centre Metro Station, Sector-29, Gurgaon-122009, Haryana, India (“Licensee”) through its Director Amit Dutta (which term and expression unless repugnant to the subject, context or meaning thereof be deemed to mean and include its successor(s) and assign(s)).

(Licensor and Licensee shall be collectively referred to as the “Parties” and each individually as “Party)

RECITALS

A.	WHEREAS Licensor has developed and owns certain software related to the provision of aviation services, particularly in respect of short-distance aviation services, and is the owner of certain trademarks related to the said services.

B.	WHEREAS Licensor and Hunch Ventures (a body corporate organized/ incorporated and validly existing under the provisions of Companies Act, 2013having its registered office at005 Ground Floor, Plot No. 09, Copia Corporate Suites, Jasola, New Delhi, South Delhi- 110044)have entered into a joint venture agreement on 24th March, 2019 (“Joint Venture Agreement”) to allow and assist Licensee to offer short distance aviation services comprising of marketing, distribution and sale of said services within the geographical boundaries of India (“Territory”).

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C.	WHEREAS under the Joint Venture Agreement, Licensor has agreed to contribute to the Business (as defined herein below)of Licensee certain software and trademarks to Licensee on an exclusive license basis within the Territory for use by the Business (as defined below) of Licensee.

D.	WHEREAS Licensor herein agrees that the aforesaid (i) software; and (ii) trademarks owned by it shall be granted unto Licensee on an exclusive license basis in the Territory and on such other terms and conditions as are entailed under this Agreement.

E.	WHEREAS Licensee herein agrees to enter into this Agreement and to take the software and trademarks on an exclusive license basis in the Territory to use the same in relation to its Business (as defined herein below) of Licensee in the manner prescribed under this Agreement.

F.	Now, thus, with a view to record the formal terms and conditions which shall govern the inter se relationship, understanding and other mutual covenants between the Parties in relation to the use of said software, trademarks and related services, the Parties have deemed it appropriate to enter into this Agreement and be bound by the provisions contained therein.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained herein, and other good and valuable consideration hereof, the adequacy and receipt of which is hereby affirmed by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

(i)	“Business” means the business of the Licensee related to the marketing, distribution and sale of short distance aviation related services within the Territory.

(ii)	“Customer(s)” means customer(s) of the Business of Licensee including third party users of the Products (as defined below).

(iii)	“Documentation” means the documentation provided by Licensor to Licensee pursuant to this Agreement describing the use, functions and/or other technical details of the Licensed Software as mentioned under this Agreement including but not limited to the installation guides, reference and training manuals, and images.

(iv)	“Gross Revenue” means the total revenue of Licensee in respect of a particular financial year, that is to say, in respect of the time period commencing from April of each calendar year up till March of the immediately next or succeeding calendar year, through the operations of Business, including but not limited to all revenues generated from all Customers and/ or Partners(as defined herein below)or otherwise, before any deductions or allowances. Revenues include all sales and receipts of every kind, credit charges and service charges.

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(v)	“Intellectual Property Rights” means the rights in intellectual property including but not limited to the copyrights, patents, trademarks, service marks, business names, trade dress, logos, trade secrets, goodwill, technical know-how, utility models and all other intellectual property rights as may exist now and/or hereafter come into existence along with all renewals and extensions thereof.

(vi)	“Licensed Marks” means and is limited to the Marks (as defined below) listed in Schedule A hereto, whether used alone or in combination or conjunction with other words and/ or phrases.

(vii)	“Licensed Material(s)” means any material or thing which is either made, used, sold, offered for sale, given on commission, directed for use/ usage by Licensee in furtherance of its various Business operations and which contains, bears, uses, displays or is any way associated with any of the Licensed Marks as permitted under this Agreement including without limitation (i) Products(as defined below); (and (ii) any promotional materials, brochures, informational pamphlets, general publicity documents, instruction books, and/ or any other printed literature or marketing materials used in the Business.

(viii)	“Licensed Software” means and is limited to the Licensor’s proprietary software as further described in Schedule B hereto and that is maintained and hosted by Licensor or its service provider to which Licensee is being granted access over an Internet connection under this Agreement.

(ix)	“Licensee Data” means all data generated by Licensee, its employees, retainers, vendors, contractors, agents and Customer(s) and other than the Licensor Data.

(x)	“Licensor Data” means all data generated by Licensor, its employees or agents that is related to the Licensed Software, Licensed Marks and Services, including data collected, used or stored by or on behalf of Licensor related to Customer’s use of the Products.

(xi)	“Marks” means trademarks, service marks, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress, internet domain names, identifying symbols, logos, emblems, signs, figures, pictures/ pictorial representations, device, color combinations, hologram, abbreviations or insignia, meta tags, website search terms and key words, including all goodwill associated with the foregoing.

(xii)	“Other Services” means all technical and non-technical services performed or delivered by Licensor under this Agreement, including without limitation implementation services and other professional services, training and education services, but excluding Support and Maintenance Services.

(xiii)	“Partners” means third party operators and aircrafts that Licensee engages and uses, respectively to provide Products (as defined herein below) to Customers.

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(xiv)	“PF Goods” means: (a) furniture and fixtures used in Public Facilities, including chairs, tables, television sets, wall decorations, graphics and signage; and (b) textile, fabric, vinyl and similar products used in finishing and decorating Public Facilities, including drapes, artwork and upholstery.

(xv)	“Products” means the products and services marketed, distributed and sold by the Licensee using the Licensed Software and Licensed Marks in the conduct of the Business.

(xvi)	“Profit Before Tax” means the profits less extraordinary items less exceptional items, as calculated in accordance with the general instructions for the preparation of statement of profit & loss prepared in accordance with Part II, Schedule 3 of the Companies Act, 2013.

(xvii)	“Public Facilities” means any lounges, reception areas, customer-service areas or other similar public facilities made available by Licensee in relation of the Business.

(xviii)	“Services” means the service or services inclusive of the Support and Maintenance Services (as defined herein below)provided by Licensor either on its own or through its service provider(s)to Licensee under this Agreement relating to the maintenance and hosting of Licensed Software.

(xix)	“Specifications” means the written specifications to be agreed to by the Parties detailing the functionality or operation of the Licensed Software necessary to comply with applicable Indian law governing the use of the Licensed Software in the Territory.

(xx)	“Support and Maintenance Services” means the support and maintenance services mentioned under Schedule C hereto.

(xxi)	“Standards” means Licensor’s operating rules, manuals, standard operating and other procedures, systems, guides, programs, requirements, specifications, design criteria, and such other information, initiatives and controls for constructing, promoting, operating or delivering aviation related services, including those that are observed by Licensor in its development, marketing and sale of any products and performance of any services similar to the Products, as such may be modified, supplemented or amended by Licensor from time to time.

(xxii)	“Term” means the (a) initial term of this Agreement commencing from the Effective Date up till a period of ten (10) years therefrom unless terminated earlier by the Parties in accordance with the terms and conditions of this Agreement; and (b) thereafter renewed by the Parties as per the provision contained herein for a period of five (5) years from the date of termination of initial term unless terminated earlier by the Parties hereto.

1.2.	Interpretations

In this Agreement, unless the context otherwise specifies:

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(i)	a reference to a recital, clause, appendix, annexure, schedule or exhibit is, unless indicated to the contrary, a reference to a recital, clause, appendix, annexure, schedule or exhibit to this Agreement which may have been amended, varied, supplemented or novated in writing at the relevant time;

(ii)	references to agreements, documents or other instruments include a reference to that agreement, document or instrument as amended, modified, revised, supplemented, substituted, or novated from time to time but disregarding any amendment, revision, supplement or modification made in breach of this Agreement;

(iii)	headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement;

(iv)	an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental authority or agency;

(v)	references to any statutory provisions shall be construed as references to those provisions as replaced, amended, modified, supplemented or re-enacted from time to time;

(vi)	terms defined in this Agreement by reference to any other agreement, document or instrument shall have the meanings assigned to them in such agreement, document or instrument, whether or not such agreement, document or instrument is then in effect.

(vii)	defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neutral gender shall include all genders;

(viii)	the words “include”, “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “without limitation” or “not limited to”;

(ix)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(x)	the preamble, recitals, schedules, appendices, annexures and exhibits to this Agreement shall be deemed to form an integral part of this Agreement and shall be read as if they are specifically incorporated herein.

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2.	LICENSE GRANTS

(i)	Grant of License to Service and Licensed Marks

Subject to the terms and conditions of this Agreement, including without limitation (a) the payment obligations contained herein; and (b) the restrictions contained under Clauses 4 and 5 to this Agreement, Licensor hereby grants unto Licensee and Licensee herein accepts the exclusive, non-transferable, non-sub licensable right and license to use the Licensed Software and Licensed Marks within the Territory and to receive the Services solely in connection with the Business during the Term of this Agreement. Licensee acknowledges that Licensor will not be delivering copies of the Licensed Software to the Licensee under this Agreement, and that the Licensed Software shall be hosted by Licensor.

(ii)	Grant of License to Documentation

Subject to the terms and conditions of this Agreement, Licensee’s right to use the Documentation in relation to the Licensed Software shall include (a) the right to reproduce without any modification(s) thereto; and (ii) use, circulate and distribute copies of the Documentation internally solely in connection with the conduct of the Business of Licensee within the Territory.

(iii)	General Restrictions

Except as expressly provided in this Agreement or as may be expressly permitted by applicable law(s), Licensee shall not on its own and shall not permit or authorize others to (a) reproduce (other than with respect to Documentation as permitted in Section 2(ii) hereof), modify, translate, enhance, decompile, disassemble, reverse engineer or otherwise attempt to derive source code, or create derivative works of the Licensed Software or Documentation; (b) give on, rent, resell, lease, or distribute the Licensed Software; (c) circumvent, reverse-engineer or disable any technological features or measures in the Licensed Software, except to the extent required to obtain interoperability with other independently created software or as specified by applicable law(s) or as expressly permitted by Licensor under a written agreement between the Parties; or (d) access unless the access is pursuant to the provisions of the present Agreement, remove, or alter the Licensed Software.

(iv)	Licensee Restrictions

Licensee shall not during the Term of this Agreement(a) operate the Business, including use of the Licensed Software or Licensed Marks outside the Territory; or (b) engage in any business, and/ or selling or promoting products or services, that competes with or is in competition with the Products or the Business.

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(v)	Reserved Rights

Except for the licenses granted hereunder, the provisions of this Agreement do not grant or convey to Licensee any ownership rights, interests or title in or in respect to the Licensed Software, Documentation, Licensed Marks or Services.

3.	LICENSEE RESPONSIBILITIES

(i)	Specifications

Licensee shall provide the Specifications to the Licensor within ten (10) business days from the Effective Date. Thereafter, Licensee and Licensor shall negotiate in good faith to agree on the content of the Specifications, provided however that Licensor shall not be required to incur material costs or expenses related to the modification or adaptation of the Licensed Software for use in the Territory in accordance with applicable law.

(ii)	Assistance

Upon request made by Licensor in writing, Licensee shall provide all requisite information and assistance including Licensee Data to Licensor to enable Licensor to deliver access to or use of the Licensed Software or Services in accordance with the terms and conditions of this Agreement. Such request shall specify the information required by Licensor for delivering the Licensed Software or Services along with brief reasons for the same. Upon receiving the said request from Licensor, Licensee shall as soon as practicable deliver such information and assistance to Licensor as deemed reasonable by it in an electronic file format or other format specified and accessible by Licensor.

(iii)	Compliance with Applicable Law(s)

Licensee shall comply with all applicable local, state, national/ central and international laws as enforceable in the Territory in connection with its use of the Licensed Software and Services and Licensed Trademarks, including those laws related to data privacy, communications, and the transmission of technical or personal data. Licensee shall not be liable for any breach or violation of any of the applicable law(s) in the event, the usage of Licensed Software, Services and Licensed Trademarks is beyond the control of Licensee (including any third parties acting for or on behalf of Licensee) or its Customers. Upon request made by Licensee in writing, Licensor shall provide any reasonably requested information within its possession or control and reasonable assistance to enable Licensee to comply with this Section 3(iii). Such request shall specify the information required by Licensee along with brief reasons for the same. Upon receiving the said request from Licensee, Licensor shall as soon as practicable deliver such information and assistance to Licensee. Licensee acknowledges that Licensor exercises no control over the content of the information transmitted by Licensee or Licensee’s Customers through the Products. Licensee shall not upload, post, reproduce or distribute any information, software or other material protected by copyright, privacy rights, or any other intellectual property right without first obtaining the permission of the owner of such rights.

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(iv)	License to Licensor Subject to the terms and conditions of this Agreement, Licensee shall grant to Licensor a limited, non-exclusive and non-transferable license, to use, copy, store, configure, perform, display and transmit Licensee Data solely as necessary under the terms of this Agreement including to provide the Licensed Software and Services to Licensee.

4.	USE OF LICENSED MARKS, OWNERSHIP, RECORDATION AND REGISTRATION OF LICENSED MARKS AND QUALITY CONTROL.

(i)	Use of Licensed Marks

Under the license and rights granted herein, the Licensee is authorized to use the Licensed Marks only as provided in Section 2(i) hereof, including use in Licensed Materials, and for no other purpose. The Licensee shall comply strictly with the Standards set forth from time to time by Licensor with respect to the appearance and manner of use of the Licensed Marks, which shall be provided or otherwise made available to the Licensee in written or electronic form. For purposes of clarity, any updates to Licensor’s Standards shall be communicated to Licensee in writing and shall be effective thirty (30) days after such written communication. In using the Licensed Marks, the Licensee shall indicate that the Licensed Marks are registered trademarks of Licensor. Any use of the Licensed Marks not specifically provided for by the Standards (including any uses not contemplated by the Standards, any uses in contravention of the Standards and any clarifications of the Standards) shall be adopted by the Licensee only upon prior written approval by Licensor.

(ii)	Marketing Material. Licensee must obtain prior written approval from Licensor for use of the Licensed Marks in any form of advertising, marketing or other promotion in any media to ensure compliance with Licensee’s compliance with Licensor’s brand standards and compliance with applicable laws.

(iii)	Compliance with Laws. The Licensee shall comply with all applicable laws pertaining to the Licensed Marks, including those pertaining to the proper use and designation of Licensed Marks and pertaining to the offering, development, distribution, promotion and sale of Licensed Materials. Upon request made by Licensee in writing, Licensor shall provide any reasonably requested information within its possession or control and reasonable assistance to enable Licensee to comply with this Section 4(iii). Such request shall specify the information required by Licensee along with brief reasons for the same.

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Upon receiving the said request from Licensee, Licensor shall as soon as practicable deliver such information and assistance to Licensee..

(iv)	Acknowledgment of Ownership. Licensee acknowledges that Licensor is the owner of the Licensed Marks throughout the world, including the Territory. Any goodwill derived from the use by Licensee of the Licensed Marks will inure to the benefit of Licensor. If Licensee acquires any rights in any of the Licensed Marks, by operation of law, or otherwise, such rights will be deemed and are hereby irrevocably assigned to Licensor without any further action by any of the Parties.

(v)	Recordation of Agreement. If, in the sole discretion of Licensor, it is required or advisable for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting Licensor’s rights in the Licensed Marks in some countries, to record this Agreement or to enter Licensee as a registered or authorized user of the Licensed Marks, Licensor will attend (at Licensees’ expense) to such recording or entry. The Licensee shall promptly execute and deliver to Licensor such additional instruments or documentation as Licensor may reasonably request, including execution and delivery of substitute or short-form license agreements with terms consistent with (and to the extent legally permissible in the applicable jurisdiction, identical to) this Agreement for recordation or registration in the event that this Agreement shall be deemed by Licensor to be unsuitable for recordation.

(vi)	Registrations. The Licensee shall fully cooperate with Licensor’s reasonable requests at Licensor’s expense in the execution, filing, and prosecution of any registration of a Mark relating to the Licensed Marks that Licensor may desire to obtain. For the foregoing purpose, the Licensee shall supply to Licensor such samples or other materials bearing the Licensed Marks as may be reasonably required by Licensor. Licensor will own all right, title and interest in and to any and all registrations and applications for registration of the Licensed Marks.

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(vii)	Quality Control

(a)	In order to promote adherence to the Standards and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, Licensor shall have the right to obtain from the Licensee, upon reasonable notice, reasonable information as to the nature and quality of the Licensed Materials and the manner in which the Licensed Marks are used in the Business. The Licensee agrees to furnish Licensor, from time to time as reasonably requested by Licensor up to two (2) times per year (and otherwise if Licensor notifies Licensee that it believes the Licensed Materials or the use of the Licensed Marks are not in conformance with the Standards or other requirements of this Agreement), representative samples of all Licensed Materials and representative samples showing all other uses of the Licensed Marks by the Licensee.

(b)	If, at any time, the use, marketing, promotion, sale, other commercialization, offering, servicing, quality or performance of any Licensed Materials fails to conform to the Standards or any other requirement of this Agreement, and Licensor notifies the Licensee of such failure, Licensee shall take all necessary steps to bring such Products into conformance with the Standards and other requirements of this Agreement. If Licensee fails to cure such non-conformities within thirty (30) days of such notice of nonconformity, then Licensee shall promptly cease using, marketing, promoting, selling, other commercializing, offering and servicing such non-conforming Licensed Materials.

5.	PARTNERS, STANDARDS OF THE BUSINESS

(i)	Partners

Licensee must use only such Partners that Licensor has pre-approved in writing. Licensee will notify Licensor in writing at least 30 days prior to engaging with or using a Partner and provide Licensor with sufficient information for Licensor to determine the suitability of such Partner in accordance with the Standards.

(ii)	PF Goods

Licensee must use only such PF Goods that conform to the Standards and are purchased from a vendor, supplier or manufacturer “approved” by the Licensor. Licensor may designate approved vendors and suppliers, as the only approved supplier for certain other Business-related items.

(iii)	Public Facilities

Licensee, at its sole expense, must construct Public Facilities to the satisfaction of Licensor in accordance with the Standards. Prior to any such construction or material renovations, Licensee will obtain the written approval of Licensor that any such construction or renovations comply with Standards.

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(iv)	Compliance with Standards

All Products, the methods and processes for designing and developing Products and usage thereof by the Licensee, shall meet all requirements of the Standards and shall comply with all applicable laws and industry and safety standards. Licensee agrees that the restrictions imposed on Licensee in this Article 5 are necessary to maintain the identity, integrity and reputation of the Standards and other distinctive elements or characteristics that Licensor have developed or authorized in the use of the Licensed Marks and Licensed Software.

6.	FEES, INVOICING AND PAYMENT

(i)	License Payments

(a)	Royalty

Licensee shall pay to Licensor running royalties, on a monthly basis for every year during the Term, on Licensee’s Gross Revenue as follows: [***] (the “Royalties”) all of which shall be inclusive of any taxes payable in respect of Royalties. All payments shall be made to Licensor by Licensee post deduction of taxes at source including any withholding taxes deducted at the rates prevalent under the applicable laws.

(b)	Revenue Share

In addition to the Royalties, commencing in Y1, and thereafter, during the Term, Licensee shall pay to Licensor [***] of the Licensee’s Profit Before Tax in each year that the Licensee has attained a minimum of [***] in annual Profit Before Tax (the “Revenue Share”).

(c)	Taxes

Licensee shall be responsible for payment of any sales, use, value added, service or other similar taxes that may be imposed by any governmental authority upon Licensee relating to the Business or use of the Licensed Software along with Services and Licensed Trademarks by Licensee or its Customers. Licensor shall be solely responsible for any corporate and franchise taxes and income taxes based upon the income or revenue of Licensor. Upon request made by Licensee in writing, Licensor shall provide any reasonably requested information within its possession or control and reasonable assistance to enable Licensee to comply with this Section 6(i)(c). Such request shall specify the information required by Licensee along with brief reasons for the same. Upon receiving the said request from Licensee, Licensor shall as soon as practicable deliver such information and assistance to Licensee. Notwithstanding anything to the contrary contained in this Agreement, Licensee shall be responsible to comply with obligations to withhold taxes from payments to Licensor under this Agreement according to the timelines and in the manner prescribed by applicable law, and shall undertake all related filings and compliances as prescribed by applicable law including but not limited to providing Licensor with a statement of taxes withheld by Licensee, and proof of deposit of withheld with the governmental authority in accordance with applicable law.

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(d)	Invoices and Payment

The total amount of Royalties and Revenue Share, as applicable, for the Royalty Period, specified in the monthly counter-signed report and invoice under Clause 7hereof shall be payable by Licensee in the currency of US dollar by bank transfer remittance to the bank account designated by Licensor, so that such remittance shall reach Licensor not later than twenty (20) days following the date of such monthly counter-signed report and invoice or corrected report and invoice.

7.	REPORTS AND RECORDS

(i)	Royalty Report

During the Term, Licensee shall submit to Licensor monthly written reports describing in detail the Gross Revenues and Profit Before Tax for the Business, in each case sufficient for Licensor to determine Royalties for the preceding month(each month, referred to as the “Royalty-Period”) and Revenue Share (if applicable). Such report shall be made on such form as Licensor may from time to time reasonably request, and shall be submitted to Licensor within seven (7) days after the end of each Royalty-Period. Licensor shall, within five(5) days after its receipt of such report, examine the report, and if the statements made therein are found to be correct, shall counter-sign it and return the counter-signed report to Licensee together with an invoice regarding the running royalty payable for the Royalty- Period.

(ii)	Licensee Financial Data

In addition to the monthly reports required under Section 7(i) hereof, Licensee shall prepare and make available to the Licensor monthly management accounts and such other financial statements and reports and other information, as may be reasonably requested by Licensor from time to time. For the avoidance of doubt, the statements and reports to be provided to the Licensor shall include, but not be limited to, sufficient information required by Licensor to enable it to comply with its own reporting requirements.

(iii)	Books and Records

During the Term, Licensee shall prepare true and accurate books of account, financial statements and records showing all information necessary for preparation of the above report. During the term of this Agreement and within three years after the termination of the Agreement, if so requested in writing by Licensor, Licensee shall permit Licensor or its agents to have access to these books of account, financial statements and records, to the extent they are related to the transactions contemplated in this Agreement, and shall disclose them to Licensor or its agents and shall make all explanations thereof as requested by Licensor or its agents. Such books, statements and records shall be retained by Licensee for a period of five (5) years after the date of Licensee’s preparation thereof.

8.	TERM AND TERMINATION.

(i)	Notice of Termination

(a)     Either Party may choose to terminate this Agreement by serving the other Party with a written notice of thirty (30) days in writing.

(b)     If either party commits a material breach or default in the performance of any of its obligations under this Agreement, the non-breaching party shall give the breaching party written notice of the material breach or default and the non-breaching party’s intention to terminate the Agreement pursuant to Section 8(iv) hereof if the material breach or default is not cured within thirty (30) days after the breaching party’s receipt of such notice. For the avoidance of doubt, a material breach shall include, but not be limited to: the failure to pay any sum payable to Licensor under this Agreement or when due or provide the necessary reporting under Clause 6; a breach of any of Licensee’s obligations in Clauses 3, 4 and 5 hereof.

(ii)	Suspension for Non-Payment

Licensor reserves the right to suspend access to or use of the Licensed Software or Services if Licensee fails to timely pay any undisputed amounts due to Licensor under this Agreement, but only after Licensor notifies Licensee of such failure and such failure continues for thirty (30) days. Licensee agrees that Licensor shall not be liable to Licensee or to any third party for any liabilities, claims or expenses arising from or relating to such suspension resulting from Licensee’s nonpayment.

(iii)	Suspension for Ongoing Harm

Licensor reserves the right to suspend access to or use of the Licensed Software or Services if the Licensee’s or its Customer’s use or access of the Licensed Software or Services is causing immediate and ongoing harm to Licensor or other only after providing Licensee with a reasonable time period to resolve the issue, provided such issue may be resolved by Licensee without ongoing material harm to Licensor or others, failing which the Licensor may exercise such right. Licensor shall not be liable to Licensee or to any third party for any liabilities, claims or expenses arising from or relating to any such suspension in accordance with this Clause.

(iv)	Termination

If the breaching party’s fails to cure a material breach or default specified in any notice under Section 8(i) hereof within thirty (30) days after receipt of such notice, then the non- breaching party may thereafter immediately terminate this Agreement.

(v)	Accelerated Notice and Termination

If either party commits a material breach or default in the performance of any of its obligations under this Agreement and such material breach or default is not susceptible of cure, the other party may terminate this Agreement effectively immediately upon written notice to the breaching party.

(vi)	Post-Termination Obligations

Upon termination of this Agreement: (a) all rights and licenses granted by and obligations assumed by either Party hereunder shall immediately terminate; (b) Licensor shall immediately cease providing the Services and all usage rights granted under this Agreement shall terminate; (c)Licensee shall immediately cease using the Licensed Software, Documentation and Licensed Marks, including destroying all Licensed Materials in the Licensee’s possession which bear the Licensed Marks; (d)the Receiving Party (as defined below) promptly shall cease to use the Confidential Information and, upon written request from the Disclosing Party, return to the Disclosing Party (as defined below), or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof, and shall provide the Disclosing Party with a written statement certifying that all such material has been returned or destroyed; and (e) Licensee shall within thirty (30) days of termination pay to Licensor any fees, reimbursable expenses, compensation, and other amounts that have accrued prior to termination.

(vii)	Termination upon Assignment or Change of Control

Without Licensee first obtaining the prior written consent of Licensor, which consent shall not be unreasonably withheld, Licensor shall have the right to terminate this Agreement in its entirety upon any of the following events:

(a)	any merger or consolidation of Licensee with an unrelated third party;

(b)	the sale of all or substantially all of the assets of Licensee to an unrelated third party; or

(c)	a change of control of Licensee whereby any unrelated third party acquires fifty percent (50%) or more of the outstanding voting securities of Licensee or the power, directly or indirectly, to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of Licensee.]

9.	REPRESENTATIONS AND WARRANTIES

(i)	Licensor Representations and Warranties

Licensor warrants that:

(a)	it will use commercially reasonable efforts to modify or adapt the Licensed Software to comply with the Specifications; and

(b)	the Licensed Software will perform in accordance with the Documentation in all material respects. Licensor does not guarantee that the services will be performed error-free or uninterrupted, or that Licensor will correct all service errors. Licensee acknowledges that Licensor does not control the transfer of data over communications facilities, including the internet, and that the service may be subject to limitations, delays, and other problems inherent in the use of such communications facilities. This Section sets forth the sole and exclusive warranty given by Licensor (express or implied) with respect to the Licensed Software. Neither Licensor nor any of its service providers or other suppliers warrant or guarantee that the operation of, access to or use of the Licensed Software or Services will be uninterrupted, virus-free or error-free.

(ii)	Mutual Representations and Warranties

Each Party represents and warrants to the other that:

(a)	it has the full power and authority to enter into and fulfill the terms of this Agreement make the grant of rights contained herein;

(b)	it is entitled to grant, such rights and licenses as contemplated in this Agreement, and shall not assume any obligations or restrictions that would in any way interfere with or be inconsistent with this Agreement;

(c)	there is no action or proceeding pending or, in so far as it knows or ought to know, threatened in writing against it before any court, administrative agency or other tribunal that: (A) could impact upon its right, power and authority to enter into this Agreement, to grant the rights and licenses granted by it to the other Party hereunder, or to otherwise carry out its obligations hereunder; or (B) might have a material adverse effect on its business or condition, financial or otherwise that would materially impact a Party’s ability to perform under this Agreement; and

(d)	it will not make any false or misleading representations or engage in false or misleading advertising with respect to the other Party or its products or services.

10.	INDEMNIFICATION

(i)	Licensor shall indemnify, defend and hold harmless Licensee, and its directors, shareholders, officers, agents, retainers, contractors, vendors and employees from and against any and all third party suits, actions, damages, costs, losses, expenses (including reasonable attorneys’ fees) and other liabilities arising from or in connection with: (a) a material breach of this Agreement, including a failure to deliver Licensed Software that materially complies with the Specifications; or (b) a third party claim against Licensee that the Licensed Software infringes any patent, copyright or trademark, or misappropriates any trade secret. Licensor shall have no liability for any infringement claim based on (a) the Licensee Data, (b) any change or modification of the Licensed Software to comply with the Specifications,(c) any change or modification of the Licensed Software not authorized by Licensor, or (c) use of the Licensed Software, Services or Licensed Marks other than in accordance with the Documentation and this Agreement. Licensor may, at its sole option and expense, procure for Licensee the right to continue use of the Licensed Software, modify the Licensed Software in a manner that does not materially impair the functionality, or terminate the Agreement.

(ii)	Licensee shall indemnify, defend and hold harmless Licensor and its directors, shareholders, officers, agents and employees from and against any and all third party suits, actions, damages, costs, losses, expenses (including reasonable attorneys’ fees) and other liabilities arising from or in connection with: (a) a material breach of this Agreement; (b) a third party claim against Licensor that the Licensee Data, any materials provided to Licensor by Licensee or any content, software or other element used in Licensee’s business (other than those elements contributed by Licensor) infringes any patent, copyright or trademark, or misappropriates any trade secret;(c) any claim in connection with a breach or violation of any third party’s rights in the Licensee Data; (d) Customer’s use of the Licensed Software or (e) Licensee’s failure to comply with applicable law, including Licensee’s duty to withhold taxes as per applicable laws.

(iii)	The party seeking indemnification (the “Indemnified Party”) shall: (a) give the other party (the “Indemnifying Party”) prompt notice of the relevant claim (provided that failure to promptly notify the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder if such delay did not materially prejudice the defense of such claim); (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim; and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party will not enter into any settlement that affects the Indemnified Party’s rights or interests without the Indemnified Party’s prior written approval. The Indemnified Party will have the right to participate in the defense at its own expense.

11.	LIMITATIONS OF LIABILITY

Except with respect to indemnity for third party infringement claims and material breaches as set forth in Clause 10 hereof, in no event shall either Party be liable to the other Party for incidental, punitive, special, or consequential damages (including lost profits) of any kind arising from any breach or termination of this agreement even if such party has been notified of the possibility of such damages.]

12.	CONFIDENTIALITY

(i)	Each party hereto (the “Receiving Party”) acknowledges and agrees to maintain the confidentiality of Confidential Information (as defined below) of the other party (the “Disclosing Party”) provided by the Disclosing Party or otherwise accessed or received by the Receiving Party hereunder. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to anyone other than its directors, officers, employees, or agents who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights, under this Agreement. In addition, the Receiving Party shall: (a) take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information; (b) not use the Disclosing Party’s Confidential Information, or authorize other Persons or entities to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing the Receiving Party’s obligations or exercising the Receiving Party’s rights hereunder; and (c) promptly advise the Disclosing Party in the event it learns or suspects that any of the Disclosing Party’s Confidential Information in the Receiving Party’s possession has been revealed or improperly acquired by any third party, and shall assist the Disclosing Party in its efforts to retrieve the material and mitigate the effects of the exposure or loss. As used herein, “reasonable steps” means steps that a Party takes to protect its own confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(ii)	Definition of Confidential Information

“Confidential Information” means any information disclosed by a party to the other party, directly or indirectly, which, (a) if in written, graphic, machine-readable or other tangible form, is marked as “confidential” or “proprietary,” (b) if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is confirmed in writing to the receiving party to be “confidential” or “proprietary” within 30 days of such disclosure, (c) is specifically deemed to be confidential by the terms of this Agreement, or (d) reasonably appears to be confidential or proprietary because of the circumstances of disclosure and the nature of the information itself. Confidential Information will also include information disclosed by third parties to a disclosing party under an obligation of confidentiality. Licensee Data is deemed Confidential Information of Licensee. Licensed Software and Documentation are deemed Confidential Information of Licensor.

(iii)	Exclusions

The provisions of this Section 12 (iii) shall not apply to the extent that any Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained; (b) is subsequently learned by the Receiving Party from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act or omission of the Receiving Party; or (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party. Further, the Receiving Party shall not be in breach for disclosure to the extent: (i) required pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange or self-regulatory agencies (provided that to the extent practicable and lawfully permitted, the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure); or (ii) as requested by any governmental regulatory agency having jurisdiction over the Receiving Party (provided that to the extent practicable and lawfully permitted, the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

13.	GENERAL

(i)	Remedies

Except as otherwise provided herein, no right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement or under applicable law, whether now or hereafter existing.

(ii)	Relationship of the Parties

The Parties acknowledge and agree that each of them are separate legal entities pursuing their own business and in entering into and performing this Agreement each will act as independent contractors, and not as an association of parties coming together with a common purpose or design. Notwithstanding anything to the contrary contained in the Agreement, it is the intent of the Parties that nothing contained therein shall be construed to effect any partnership, joint venture, joint stock company, master and servant, agency, association of persons or any other form of legal relationship giving rise to joint liability or joint and several liability. The relationship of the Parties shall continue to be that of independent contractors. Neither Party is authorized to make any representations on behalf of the other Party in dealing with third parties or to bind the other Party with any legal obligations to third parties. Any employee, subcontractor or agent of a Party who is assigned to perform such Party’s obligations hereunder shall remain at all times under its exclusive direction and control and shall not be deemed to be an employee, subcontractor or agent of the other Party. Neither Party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity.

(iii)	Binding Effect and Assignability

This Agreement shall be binding on and inure to the benefit of the respective Parties and their successors and permitted assigns. Neither Party may assign its rights or delegate its duties or obligations under this Agreement without the other Party’s prior written consent. Any assignment in violation of this Clause shall be void.

(iv)	Notices

All notices and other communications required under this Agreement shall be made in writing and sent to the address of the appropriate Party stated below, or to such other address as shall be given by either Party to the other in writing, and shall be effective: (a) upon actual delivery if presented personally or sent by express overnight courier such as Federal Express (with a signature acknowledging receipt); or (b) seven (7) days following deposit in the mail if sent by certified or registered mail, postage prepaid, return receipt requested.

To Licensor:         Melissa Tomkiel

General Counsel

499 East 34th Street

New York, NY 10016

melissa@flyblade.com

To Licensee:        Karanpal Singh

Director

005 Ground Floor, Plot No. 09, Copia Corporate Suites

Jasola, New Delhi, South Delhi-110044, India

karan@hunchventures.com

(v)	Force Majeure

Neither Party shall be liable for or be considered to be in breach of or default under this Agreement on account of any delay or failure to perform its obligations as required by this Agreement by reason of a governmental law or regulation, court order, governmental or legal action or proceedings, labor disturbances, act of God, fire, flood, national emergency, natural calamity, war, insurrection, terrorist acts, civil disturbances, internal disturbances, armed conflicts, curfew, strike or other reason of a like nature beyond the reasonable control of and not due to the fault of or negligence of such Party, which such Party is unable to prevent or overcome by the exercise of ordinary prudence and diligence (including, but not limited to the implementation and exercise of a reasonable disaster recovery plan), so long as that Party uses all commercially reasonable efforts to avoid or remove such causes of non-performance. The Party facing any of the conditions described under the present Clause, shall as soon as practicable, send a written notice to the other Party informing the condition faced along with stating the actual or possible delay(s) in the performance of its obligations set out hereunder and the estimated delay period along with the cause. In the event, the performance of either Party is impaired or hampered, whether partially or completely, due to any of the Force Majeure conditions mentioned herein above, for a period of twenty (20) days or more, either Party may choose to terminate this Agreement with till the time Parties mutually decide in their best interests to terminate this Agreement in accordance with the provisions of this Agreement.

(vi)	Governing Law

This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, without reference to its choice of law rules and not including the provisions.

(vii)	Dispute Resolution

Any claim, difference, dispute or controversy that arises in connection with the interpretation or implementation of this Agreement between the Parties shall be governed by and in accordance with the Section 21.2 (Dispute Resolution) of the Joint Venture Agreement.

(viii)	No Waiver

The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach hereof. The failure of any Party to insist on strict performance of any covenant or obligation in accordance with this Agreement shall not be a waiver of such Party’s right to demand strict compliance in the future, nor shall the same be construed as a novation of this Agreement.

(ix)	Severability and Survival

If any part of this Agreement is found to be illegal, unenforceable, or invalid, the remaining portions of this Agreement shall remain in full force and effect. In particular, the provisions of Clause 10 (Indemnification), Clause 9 (Representation and Warranties) and Clause 12 (Confidentiality)shall survive the termination of this Agreement for any reason.

(x)	Entire Agreement and Amendment

This Agreement including all schedules, appendices, annexures and exhibits shall form the final and complete expression of the understanding and agreement between the Parties regarding the subject matter hereof. This Agreement supersedes and the terms of this Agreement govern, all previous oral and written communications regarding the subject matter hereof, all of which are merged into this Agreement. No employee, agent, or other representative of either Party has any authority to bind such Party with respect to any statement, representation, warranty, or other expression unless the same is specifically authorized by such Party and set forth in this Agreement. No usage of trade or other regular practice or method of dealing between the Parties shall be used to modify, interpret, supplement or alter the terms of this Agreement. This Agreement may be amended, altered, changed, modified, supplemented or superseded only by a written agreement signed by both the Parties hereto.

(xi)	Counterparts

This Agreement may be executed in any number of identical counterparts, notwithstanding that the Parties have not signed the same counterpart, with the same effect as if the Parties had signed the same document. All counterparts shall be construed as and constitute one and the same agreement. This Agreement may also be executed and delivered by facsimile and such execution and delivery shall have the same force and effect of an original document with original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and place set forth above in the presence of the following witnesses and in the presence of each other.

[Execution Page Follows]

SIGNED AND DELIVERED
For and On Behalf of Licensor

/s/ Rob Wiesenthal

By: Rob Wiesenthal
Title: Authorized Signatory

WITNESS

Signature:
Name:
Address:
Occupation:

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SIGNED AND DELIVERED
For and On Behalf of Licensee

/s/ Amit Dutta

By: Amit Dutta
Title: Director
(FlyBlade India Private Limited)

WITNESS

Signature:	/a/ Amit Dutta
Name:
Address:
Occupation:

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